Exhibit 5
Mortgage Investment Corporation

Joseph J. Ziino, Jr.
Senior Vice President — Regulatory Relations
and Associate General Counsel

April 1, 2005

MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, WI 53202

Gentlemen:

I am Senior Vice President — Regulatory Relations, Associate General Counsel and Assistant Secretary of MGIC Investment Corporation, a Wisconsin corporation (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) relating to the Company’s 2002 Stock Incentive Plan (the “Plan”), and the registration under the Securities Act of 1933, as amended (“Act”), of (i) 3,500,000 shares (“Shares”) of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”) and (ii) related Common Stock Purchase Rights (the “Rights”) which may be issued under the Plan, in the manner set forth in the Registration Statement. The terms of the Rights are set forth in that certain Rights Agreement, dated July 22, 1999, by and between the Company and Wells Fargo Bank, Minnesota National Association, as successor Rights Agent to U.S. Bank National Association, formerly known as Firstar Bank Milwaukee, N.A., and as amended by a First Amendment dated as of October 28, 2002, by a Second Amendment dated as of October 28, 2002, and by a Third Amendment dated May 14, 2004 (the “Rights Agreement”). In connection therewith, I have examined: (i) the Registration Statement; (ii) the Rights Agreement; (iii) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; (iv) corporate proceedings of the Company relating to the authorization for issuance of the Shares and Rights; and (v) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation validly existing under the corporate laws of the State of Wisconsin.

2.	The Shares subject to the Registration Statement, when issued and paid for in the manner set forth in the Plan will be legally issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except for all debts owing to employees of the Company for services performed therefor, but not exceeding six months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such may be interpreted by a court of law.

MGIC Plaza, P.O. Box 488, Milwaukee, Wisconsin 53201-0488, (414) 347-6361
WATS (800) 558-9900, FAX (414) 347-6959, E-mail: joseph_ziino@mgic.com

MGIC Investment Corporation
April 1, 2005

3.	The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

Pursuant to Item 509 of Regulation S-K, please be advised that I am the owner of shares of Common Stock and hold options to purchase shares of Common Stock and restricted shares of Common Stock under the Plan and the Company’s 1991 Stock Incentive Plan, which represent less than one percent (1%) of the outstanding shares of Common Stock of the Company and that I may in the future hold options to purchase shares of Common Stock and restricted shares of Common Stock under the Plan. I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of my name therein. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Joseph J. Ziino, Jr.

Joseph J. Ziino, Jr.
Senior Vice President — Regulatory Relations